UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 14, 2007, Getty Images, Inc. (“we”) entered into a sublease with Google, Inc. (“Google), for the remainder of our excess leased facilities in Seattle, Washington. Google will sublease approximately 60,000 square feet at our Seattle offices, for a term beginning June 1, 2007 and ending August 11, 2013, the end of our lease term. Though the rental payments escalate over the term, the average annual sublease rental payments are approximately $1.8 million. This sublease is subject to the approval of our landlord, which is required within 30 days of executing the sublease, and which we expect will be forthcoming.

This summary of the sublease is qualified in its entirety by reference to the sublease agreement, which is attached hereto as Exhibit 10.1.

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As previously disclosed in a Current Report on Form 8-K that we filed with the Securities and Exchange Commission (“SEC”) on October 24, 2006, we implemented a plan to realign resources of the company in October 2006. Through this realignment plan, we terminated certain employees and consolidated within certain leased facilities in the fourth quarter of 2006. In connection with these actions, we recognized a $4.9 million loss on leased facilities in Seattle.

As a result of the lease arrangement with Google discussed under Item 1.01 above, we expect to reduce the estimated total losses associated with the leased facilities in Seattle by approximately $0.9 million in our second quarter ending June 30, 2007. As noted under Item 1.01 above, this sublease is subject to the approval of our current landlord. In the event that the landlord does not approve this sublease, these estimates may change.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
10.1	Sublease agreement between Getty Images, Inc. and Google Inc, dated May 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: May 18, 2007